As filed with the Securities and Exchange Commission on September 2, 1998.
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                 MICROAGE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                              86-0321346
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                             2400 South MicroAge Way
                              Tempe, Arizona 85282
                                 (602) 804-2000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                 James H. Domaz
                      Vice-President and Corporate Counsel
                                 MicroAge, Inc.
                             2400 South MicroAge Way
                              Tempe, Arizona 85282
                                 (602) 804-2000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                    Copy to:

                                Matthew P. Feeney
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6239

                              --------------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         Calculation of Registration Fee
================================================================================
                                                         Proposed
                                                          maximum
                                        Proposed         aggregate    Amount of
Title of shares     Amount to be         maximum         offering   registration
to be registered   Registered (1)  price per share (2)   price (2)       fee
--------------------------------------------------------------------------------
Common Stock,
$.01 par value         164,475          $13.0625        $2,148,455      $634
================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last reported sale price of the Common Stock on August 27, 1998, as reported by the Nasdaq Stock Market.

         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 1998

PROSPECTUS

                                 164,475 SHARES

                                 MICROAGE, INC.

                                 COMMON STOCK

         This Prospectus  relates to the offer and sale by Robin Kennedy,  Larry
H. Anderson, Barry Noebel, and Gloria Anderson ("Selling Stockholders") of an aggregate of 164,475 shares of the Common Stock, $0.01 par value per share (the "Common Stock"), of MicroAge, Inc., a Delaware corporation (the "Company"). The Company will not receive any portion of the proceeds from the sale of the Common Stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by the Company. The brokerage and other expenses of sale incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders."

         The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "MICA." As of August 27, 1998, the closing sale price for the Common Stock, as reported by the Nasdaq Stock Market, was $13.0625 per share.

                            ------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH THIS OFFERING.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________ __, 1998

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is traded on the Nasdaq Stock Market. Reports, proxy statements, and other information filed by the Company are also available for inspection at the offices of Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K, as amended, for the fiscal year ended November 2, 1997, (ii) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended February 1, 1998, (iii) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended May 3, 1998, and (iv) the description of the Company's Common Stock included in Registration Statements on Form 8-A, dated June 12, 1987 (as amended on August 5, 1993, March 28, 1994, and December 30, 1994), dated February 24, 1989 (as amended on March 28, 1994 and December 30, 1994), and dated December 30, 1994. All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Investor Relations, MicroAge, Inc., 2400 South MicroAge Way, Tempe, Arizona 85282; telephone: (602) 366-2414.

                               RECENT DEVELOPMENTS

         In February 1998, the Company initiated a plan to restructure the Company into two independent businesses -- a distribution business operated through a wholly-owned subsidiary, Pinacor, Inc. ("Pinacor") and an integration business operated through a wholly-owned subsidiary, MicroAge Integration Co. ("Integration"). These businesses now have separate management teams, operate autonomously in their respective marketplaces, and contract with the Company for a limited number of services, such as payroll processing, employee benefits, and information services. In connection with the restructuring, the Company recorded $5.6 million of restructuring and other one-time charges ($3.2 million, or $0.16 per share, after taxes) during the second quarter of fiscal 1998. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part 2 of the Company's Report on Form 10-Q for the fiscal quarter ended May 3, 1998. In May 1998, the Company announced that it had retained an investment banking firm to help explore financial options for Pinacor designed to enhance shareholder value.

         On August 18, 1998, the Company reported net income of $728,000 and revenue of $1.4 billion for the third quarter ended August 2, 1998. Earnings per share for the third quarter were $0.04 compared to a second quarter loss of $0.27 per share.

                                  RISK FACTORS

         The purchase of the Common Stock offered hereby involves substantial risk. The following matters, including those mentioned elsewhere, should be considered carefully by a prospective investor in evaluating a purchase of the Common Stock.

Intense Competition

         The computer reseller industry is characterized by intense competition, based primarily on product availability, price, speed of delivery, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines, service and post-sale support, and quality of customer training. In addition, the Company faces competition in the recruitment and retention of resellers. The Company's integration business (MicroAge Integration Co.) competes for sales with numerous other competitors, including
(i) master resellers; (ii) direct resellers; (iii) wholesalers (resellers that do not sell to end-users); (iv) vendors that sell directly to large purchasers; and (v) parties that implement other sales methods, such as direct mail, computer "superstores," and mass merchandisers. There can be no assurance that the Company will not lose market share, or that it will not be forced in the future to reduce its prices in response to the actions of its competitors and thereby experience a reduction in its gross margins.

Narrow Margins

         The Company has experienced low operating and gross profit margins caused by intense price competition within its industry. Future operating and gross profit margins may be adversely affected by market pressures, the introduction of new Company initiatives, changes in revenue mix, the Company's utilization of early payment discount opportunities, vendor pricing actions, changes in supplier incentive funds, and other competitive and economic pressures.

Dependence on Supplier Incentive Funds

         The Company receives funds from certain suppliers which are earned through marketing programs or meeting purchasing, sales, or other objectives established by the supplier. There can be no assurance that these programs will be continued by the suppliers. A substantial reduction in the supplier funds available to the Company would have a material adverse effect on the Company's business, financial condition, and results of operations.

Product Supply; Dependence on Key Vendors

         The computer reseller industry continues to experience product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company's customer orders on a timely basis. Although the Company has not historically encountered such conditions, the failure to obtain adequate product supplies, if competitors were able to obtain them, could have a material adverse effect on the Company's business, financial condition, and results of operations.

         Three vendors of the Company each represented more than 10% of total product sales for the fiscal year ended November 2, 1997. They were COMPAQ Computer Corporation ("COMPAQ"), Hewlett-Packard Company ("Hewlett- Packard"), and International Business Machines Corporation ("IBM"). In fiscal 1997, sales of products from COMPAQ, Hewlett-Packard, and IBM represented 23%, 20%, and 14%, respectively, of the Company's total product sales. During fiscal 1997 and fiscal 1996, sales of these three manufacturers' products represented approximately 57% and 56%, respectively, of the Company's revenue from product sales.

         The Company's agreements with these vendors generally are renewed periodically and permit termination by the vendor without cause, generally upon 30 to 90 days' notice, depending on the vendor. In addition, the Company's business is dependent upon price and related terms and product availability provided by its key vendors. Although the Company considers its relationships with COMPAQ, Hewlett-Packard, and IBM to be good, there can be no assurance that these relationships will continue as presently in effect or that changes by one or more of these key vendors in their volume discount schedules or other marketing programs would not adversely affect the Company. Termination or nonrenewal of the Company's agreements with COMPAQ, Hewlett-Packard, or IBM would have a material adverse effect on the Company's business, financial condition, and results of operations.

Potential Fluctuations in Quarterly Results

         The Company's operating results may vary significantly from quarter to quarter depending on certain factors, including, but not limited to, demand for the Company's information technology products and services; the amount of supplier incentive funds received by the Company (see "Dependence on Supplier Incentive Funds" above); the results of acquired businesses; product availability; competitive conditions; new product introductions; changes in customer order patterns; and general economic conditions. In particular, the Company's operating results are sensitive to changes in the mix of product and service revenues, product margins, inventory adjustments, and interest rates. Although the Company attempts to control its expense levels, these levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, although the Company's financial performance has not exhibited significant seasonality in the past, the Company and the computer industry in general tend to follow a sales pattern with peaks occurring near the end of the calendar year, due primarily to special vendor promotions and year-end business purchases.

Risk of Declines in Inventory Value

         The Company's business is subject to the risk that the value of its inventory will be adversely affected by price reductions by suppliers or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of most suppliers of the Company's products to protect distributors such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Under the terms of many of the Company's distribution agreements, suppliers will credit the Company for inventory losses resulting from the supplier's price reductions if the Company complies with certain conditions. However, suppliers are taking steps to reduce such price protection. The Company believes that it will be able to manage inventories at levels which minimize the risk of non-protected price decreases, but there can be no assurance that the losses from price reductions will not be incurred. Such losses could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, under many of the Company's agreements, the Company has the right to return for credit or exchange for other products a portion of the inventory items purchased, within a designated period of time. Since the Company can return only a portion of its inventory, the Company could be forced to liquidate nonreturnable aged inventory at prices below the Company's cost. A supplier who elects to terminate a distribution agreement may repurchase from the distributor the supplier's products carried in the distributor's inventory. The industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not materially adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. However, significant declines in inventory value in excess of established inventory reserves could have a material adverse effect on the Company's business, financial condition, or results of operations.

No Assurance of Successful Acquisitions or Investments

         The Company has acquired or invested in, and intends to acquire or invest in, local or regional resellers to expand the Company's service offerings and its reach into certain geographic areas. As a result, the Company is continually evaluating potential acquisition and investment opportunities, which may be material in size and scope. Any acquisitions or investments by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely effect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, the integration of the acquired companies' management information systems with those of the Company, and the potential loss of key employees of the acquired companies, all of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

Capital Intensive Nature of Business

         The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company has financed its growth and cash needs to date primarily through working capital financing facilities, bank credit lines, common stock offerings, and cash generated from operations. The primary uses of cash have been to fund increases in inventory and accounts receivable resulting from increased sales. If the Company is successful in achieving continued revenue growth, its working capital requirements will continue to increase.

         The Company maintains three primary financing agreements (the "Financing Agreements") with an aggregate borrowing capacity of $800 million. The Financing Agreements expire in August 2000, but any of the Financing Agreements may be terminated 90 days after either party gives the other party notice of termination. At May 3, 1998, the Company had approximately $457 million outstanding under the Financing Agreements. Of the $800 million of borrowing capacity represented by the Financing Agreements, $343 million was unused as of May 3, 1998. Utilization of the unused $343 million is dependent upon, among other things, the Company's collateral availability at the time the funds would be needed.

         Borrowings under the Financing Agreements are secured by substantially all of the Company's assets, and the Financing Agreements contain certain restrictive covenants, including working capital and tangible net worth requirements and ratios of debt to tangible net worth and current assets to current liabilities. At May 3, 1998, the Company was in compliance with these covenants.

         The unavailability of a significant portion of, or the loss of, the Financing Agreements or trade credit from vendors would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to borrow adequate amounts on terms acceptable to the Company.

Dependence on Information Systems

         The Company depends on a variety of information systems for its operations, particularly its centralized information processing system which supports, among other things, inventory management, order processing, shipping, receiving, and accounting. Although the Company has not in the past experienced significant failures or down time of its centralized information processing system or any of its other information systems, any such failure or significant down time could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. In such event, the Company could be at a severe disadvantage in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions. A failure of the Company's information systems which impacts any of these functions could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the inability of the Company to attract and retain the highly-skilled personnel required to implement, maintain, and operate its centralized information processing system and the Company's other information systems could have a material adverse effect on the Company's business, financial condition, or results of operations. In order to react to changing market conditions, the Company must continuously expand and improve its centralized information processing system and its other information systems. There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, or that the Company will be able to expand and improve its information systems.

Year 2000 Issues

         Many currently installed computer systems and software products, including several used by the Company, are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Therefore, the Company's date critical functions related to the year 2000 and beyond, such as sales, distribution, purchasing, inventory control, merchandise, planning and replenishment, facilities, and financial systems may be adversely affected unless these computer systems are or become year 2000 compliant. The Company began work several years ago to prepare its computer-based systems for the year 2000 and is utilizing both internal and external resources to identify, correct, or reprogram, and test its systems for year 2000 compliance. The Company is in the final stages of implementing the required changes to its internal computer systems and has recently begun a review of the computer systems used in recently acquired businesses and operations. The Company continues to evaluate the estimated costs associated with these efforts based on actual experience and does not expect the future costs of resolving its internal year 2000 issues to materially exceed the year 2000 related costs incurred in recent years. However, no assurance can be given that the Company's computer systems will be year 2000 compliant in a timely manner or that the Company will not incur significant additional expenses pursuing year 2000 compliance. Furthermore, even if the Company's systems are year 2000 compliant, there can be no assurance that the Company will not be adversely affected by the failure of others to become year 2000 compliant or by the failure of the Company's vendors to provide year 2000 compliant products for resale or configuration by the Company. For example, the Company may be adversely affected by, among other things, warranty and other claims made by the Company's customers related to product failures caused by the year 2000 problem, the disruption or inaccuracy of data provided to the Company by non-year 2000 compliant third parties, and the failure of the Company's service providers, such as security, data processing, and independent shipping companies to become year 2000 compliant. In an effort to evaluate and reduce its exposure in this area, the Company has inquired of its vendors and other partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the year 2000. In particular, the Company has obtained written statements from a substantial majority of its suppliers that certain of their products are year 2000 compliant, can be upgraded to meet year 2000 demands, or do not affect "date sensitive" information. However, despite the Company's efforts to date, there can be no assurance that the year 2000 problem will not have a material adverse effect on the Company in the future.

Dependence on Independent Shipping Companies

         The Company relies almost entirely on arrangements with independent shipping companies for the delivery of its products. Products are shipped from suppliers to the Company through a variety of independent common carriers. Currently, United Parcel Service ("UPS") delivers a majority of the Company's products to its customers. The termination of the Company's arrangements with UPS or other independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to the Company, or products from the Company to its customers could have a material adverse effect on the Company's business, financial condition, or results of operations. For instance, an employee work stoppage or slow- down at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services required by the Company. There can be no assurance that the services of any of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform their required shipping services for the Company.

Technological Change

         The Company's industry is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory and stock to decline substantially in value or to become obsolete. In addition, suppliers may give the Company limited or no access to new products being introduced. Although the Company believes that it has adequate price protection and other arrangements with its suppliers to avoid bearing the costs associated with these changes, no assurance can be given that future technological or other changes will not have a material adverse effect on the Company's business, financial condition, or results of operations. See "Risk of Declines in Inventory Value."

Possible Volatility of Stock Price

         The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the computer industry, or general market or economic conditions, among other factors. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could materially adversely affect the market price for the Common Stock.

                                 USE OF PROCEEDS

         All 164,475 shares of Common Stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         On August 4, 1998, MicroAge Integration Co., a wholly-owned subsidiary of the Company ("Integration"), purchased all of the issued and outstanding shares of capital stock of Centric Resources, Inc. ("Centric") pursuant to a Stock Purchase Agreement, dated August 4, 1998 between Integration, Robin Kennedy, Larry H. Anderson, Barry Noebel, and Gloria Anderson. At the time of the Agreement, Robin Kennedy, Larry H. Anderson, Barry Noebel, and Gloria Anderson (the "Selling Stockholders") owned all of the issued and outstanding shares of the capital stock of Centric. Centric was one of the Company's resellers and purchased the Company's products for resale to its customers. As a result of the Agreement, Centric became an indirect wholly-owned subsidiary of the Company through Integration's acquisition of the Selling Stockholders' shares of Centric common stock for 164,475 shares of the Company's Common Stock. Under the Agreement, the Company is required to register for public sale those shares of Common Stock issued to the Selling Stockholders. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement. In addition, in connection with the Agreement, the Company entered into Employment Agreements with Robin Kennedy and Barry Noebel.

         The following table provides certain information with respect to the Common Stock owned by the Selling Stockholders as of the date hereof.

                     No. of Shares                                                     Percentage of
                       of Common     Percentage of                  No. of Shares of   Common Stock
                      Stock Owned    Common Stock   No. of Shares     Common Stock      Owned After
                     Prior to the   Owned Prior to    of Common        Owned After          the
Selling Stockholder    Offering      Offering (1)   Stock Offered   the Offering (2)   Offering (2)
-------------------    --------      ------------   -------------   ----------------   ------------
Robin Kennedy           65,790            *             65,790               0              *
Larry H. Anderson       42,790            *             41,119           1,671              *
Barry Noebel            32,895            *             32,895               0              *
Gloria Anderson         24,671            *             24,671               0              *
                       -------         ------           ------           -----          ------

                       166,146            *            164,475           1,671              *

----------
* The number of shares of Common Stock is less than 1%.

(1) Includes all shares of Common Stock beneficially owned by the Selling Stockholders as a percentage of the 20,162,233 shares of Common Stock outstanding at August 27, 1998.

(2) Assumes that Selling Stockholders dispose of all the shares of Common Stock covered by this Prospectus and do not acquire any additional shares of Common Stock.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the sale of 164,475 shares of Common Stock by the Selling Stockholders. The Company has been advised by each Selling Stockholder that each Selling Stockholder expects to offer his or her Common Stock to or through brokers and dealers and underwriters to be selected by the Selling Stockholder from time to time. In addition, the Common Stock may be offered for sale through the Nasdaq Stock Market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Stockholder may pledge all or a portion of the Common Stock owned by him or her as collateral in loan transactions. Upon default by any such Selling Stockholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Stockholder under this Prospectus. Each Selling Stockholder also may enter into exchange traded listed option transactions which require the delivery of the Common Stock listed hereunder. Each Selling Stockholder may also transfer Common Stock owned by him or her in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Stockholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Stockholder and any brokers and dealers through whom sales of the Common Stock are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The Company will pay all of the expenses incident to the registration of the Common Stock offered hereby, other than commissions and selling expenses with respect to the Common Stock being sold by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of MicroAge, Inc. for the fiscal year ended November 2, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

=====================================   ========================================

No dealer,  sales  person,  or other
person   has  been   authorized   in
connection  with  this  offering  to
give any  information or to make any
representations   other  than  those                 MICROAGE, INC
contained in this Prospectus and, if
given or made,  such  information or
representations  must not be  relied                    164,475
upon as having  been  authorized  by
the Company. Neither the delivery of                    Shares
this  Prospectus  nor any sale  made                      of
hereunder    shall,     under    any                 Common Stock
circumstances,       create      any
implication  that  there has been no
change in the affairs of the Company
since  the date  hereof  or that the
information   contained   herein  is
correct as of any date subsequent to
the  date  hereof.  This  Prospectus
does not  constitute an offer of the
securities  offered hereby by anyone
in any  jurisdiction  in which it is
unlawful   to  make  such  offer  of
solicitation.

    -------------------------
         TABLE OF CONTENTS
    -------------------------                  -------------------------
                                                      PROSPECTUS
                                Page           -------------------------
                                ----
Available Information............2

Information Incorporated by
 Reference.......................2

Recent Developments..............3

Risk Factors.....................3

Use of Proceeds..................8

Selling Stockholders.............8

Plan of Distribution.............8

Legal Matters....................9

Experts..........................9
                                                    _________ __, 1998

=====================================   ========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following sets forth the expenses to be borne by the registrant in connection with the offering being registered hereby.

         Securities and Exchange Commission Registration Fee...... $   634
         Printing and Engraving Expenses..........................   2,000
         Legal Fees and Expenses..................................   5,000
         Accounting Fees and Expenses.............................   8,000
         Blue Sky Fees and Expenses...............................   1,000
         Other Expenses...........................................   1,366
                                                                   -------
                  Total Expenses.................................. $18,000
                                                                   =======

Item 15.  Indemnification of Directors and Officers

         Reference is made to Section 145 of the Delaware General Corporation Law (the "Delaware GCL"), as amended from time to time ("Section 145"), which provides for indemnification of directors and officers of a corporation in certain circumstances. Under Article IX of the registrant's Restated Certificate of Incorporation, as amended, the registrant shall, to the full extent permitted by Section 145, indemnify all persons whom it may indemnify pursuant thereto. Additionally, Article IX provides, among other matters, that the right to indemnification is a contract right, that the registrant is expressly authorized to procure insurance, that advancement of expenses by the registrant is mandatory (except as limited by law) and for certain procedural mechanisms for the benefit of indemnified parties.

         Article VII of the By-Laws of the registrant provides for indemnification of directors and officers of the registrant. The provisions of
Article VII, among other matters, require the registrant to indemnify certain persons to the fullest extent authorized by the Delaware GCL, as the same may now exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than such law permitted the registrant to provide prior to such amendment). Article VII provides that the right to indemnification is a contract right and makes advances of expenses incurred in defending a proceeding mandatory, provided that if required by the Delaware GCL, the person seeking such advances furnishes an undertaking to the registrant to repay all amounts so advanced if it shall be determined by a final adjudication that the person who received such expenses is not entitled to be indemnified. Article VII also expressly provides that any person claiming indemnification may sue the registrant for payment of amounts due, that the registrant in such case will have the burden of proving that the claimant has not met the standards of conduct which make it permissible to indemnify the person for the amount claimed under the Delaware GCL (except in the case of a claim for advancement of expenses, where the required undertaking, if any, has been tendered, in which case it shall not be a defense that the person has not met the applicable standards of conduct) and that neither the failure by the registrant to have made a determination that indemnification is proper, nor an actual determination by the registrant that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standards of conduct.

         The registrant currently maintains directors' and officers' liability insurance to supplement the protection provided in the registrant's Restated Certificate of Incorporation, as amended, its By-Laws, and to fund certain payments that the registrant may be required to make under any such provisions. Such insurance is renewable annually and is subject to standard terms and conditions, including exclusions from coverage.

Item 16.  Exhibits

Exhibit
Number   Description
------   -----------

4.1     Restated Certificate of Incorporation of the Company (1)

4.2     By-Laws of the Company, amended and restated as of July 16, 1998

4.3     Specimen Common Stock Certificate (2)

4.4 Amended and Restated Rights Agreement dated as of September 28, 1994 between MicroAge, Inc. and First Interstate Bank of California (3)

4.4.1 First Amendment dated as of November 5, 1996 between MicroAge, Inc. and American Stock Transfer and Trust Company to Amended and Restated Rights Agreement dated as of September 28, 1994, between MicroAge, Inc. and First Interstate Bank of California (4)

5       Opinion of Snell & Wilmer L.L.P.

23.1    Consent of PricewaterhouseCoopers LLP

23.2    Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)

24      Power of Attorney (included in signature page)
----------
(1) Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1994.

(2) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 33-45510.

(3) Incorporated by reference to Exhibit 1.1 of the Company's Form 8-A, filed January 13, 1994.

(4) Incorporated by reference to Exhibit 4.2.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 1996.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (l)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tempe, State of Arizona, on September 2, 1998.

                                       MICROAGE, INC., a Delaware corporation

                                       By:  /s/ Jeffrey D. McKeever
                                          ----------------------------------
                                       Jeffrey D. McKeever
                                       Chairman of the Board and Chief Executive
                                       Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Jeffrey D. McKeever and James R. Daniel, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this Registration Statement.

       Signature                      Title                           Date
       ---------                      -----                           ----

/s/ Jeffrey D. McKeever       Director, Chairman of the Board  September 2, 1998
---------------------------   and Chief Executive Officer
Jeffrey D. McKeever           (Principal Executive Officer)

/s/ William H. Mallender      Director                         September 2, 1998
---------------------------
William H. Mallender

/s/ Steven G. Mihaylo         Director                         September 2, 1998
---------------------------
Steven G. Mihaylo

/s/ Lynda M. Applegate        Director                         September 2, 1998
---------------------------
Lynda M. Applegate

/s/ Roy A. Herberger, Jr.     Director                         September 2, 1998
---------------------------
Roy A. Herberger, Jr.

/s/ Cyrus F. Freidheim, Jr.   Director                         September 2, 1998
---------------------------
Cyrus F. Freidheim, Jr.

/s/ Dianne C. Walker          Director                         September 2, 1998
---------------------------
Dianne C. Walker

/s/ James R. Daniel           Senior Vice President, Chief     September 2, 1998
---------------------------   Financial Officer and Treasurer
James R. Daniel              (Principal Financial Officer)

/s/ Raymond L. Storck         Vice President-Controller and    September 2, 1998
---------------------------   Assistant Treasurer
Raymond L. Storck             (Principal Accounting Officer)